Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Martin Midstream GP LLC:

We consent to the use of our report dated March 5, 2012, with respect to the consolidated balance sheets of Waskom Gas Processing Company and Subsidiaries as of December 31, 2011, and the related consolidated statements of income, partners’ capital, and cash flows for the years ended December 31, 2011 and 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Shreveport, Louisiana

April 8, 2013